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                                                                   EXHIBIT 10.19

                               FARMOUT AGREEMENT


                                     BETWEEN

                               CHEVRON U.S.A. INC.

                                        &

                              KEWANEE INDUSTRIES, INC.

                                       AND

                              ENERGY PARTNERS, LTD.


                               DATED JUNE 9, 1998

                           MAIN PASS BLOCKS 122 & 133
                               OFFSHORE LOUISIANA

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                                FARMOUT AGREEMENT

                                TABLE OF CONTENTS

1.     DEFINITIONS ................................................... 1
       1.1.    Farmout Lease(s) ...................................... 1
       1.2.    Farmout Well(s) ....................................... 1
       1.3.    Optional Well(s) ...................................... 1
       1.4.    Authorization for Expenditure (AFE) ................... 1
       1.5.    Original AFE .......................................... 1
       1.6.    Supplemental AFE ...................................... 1
       1.7.    Subsequent AFE ........................................ 2
       1.8.    AFE Operations ........................................ 2
       1.9.    AFE Equipment ......................................... 2
       1.10.   Earning Well(s) ....................................... 2
       1.11.   Payout Amount ......................................... 2
       1.12.   Net Proceeds Amount ................................... 2
       1.13.   Gross Proceeds ........................................ 2
       1.14.   Chargeable Expenditures ............................... 2
       1.15.   Paying Quantities ..................................... 2

2.     TERMINATION OF LETTER AGREEMENT ............................... 3

3.     RIGHTS AND ACCESS ............................................. 3

4.     FARMOUT WELLS ................................................. 3

5.     OPTIONAL WELLS ................................................ 5

6.     EARNING ....................................................... 5

7.     OPERATIONS AFTER EARNING WELL COMPLETION ...................... 7

8.     PURCHASE AND SALE OF OIL AND GAS .............................. 8

9.     PAYOUT ACCOUNT ................................................ 8

10.    DRILLING AND GEOLOGICAL REQUIREMENTS .......................... 9

11.    REPORTS AND STATEMENTS ........................................ 9
       11.1.   Notice of Commencement ................................ 9
       11.2.   Inventory of Material and Equipment ................... 9

12.    TAX MATTERS ...................................................10

13.    COMPLIANCE ....................................................10

14.    INSURANCE .....................................................10
       14.1.   Provision of Certificate ..............................10
       14.2.   Specific Insurance of Farmout Risks ...................10

15.    INDEMNITY .....................................................10

16.    PRIOR OBLIGATIONS MAINTAINED ..................................11

17.    NO LIENS OR ENCUMBRANCES ......................................11

18.    NO PLEDGES ....................................................11

19.    PAYMENT OF DEBTS, CHARGES .....................................11

20.    BREACH ........................................................11

21.    OTHER RIGHTS, REMEDIES RESERVED ...............................11

22.    NO WAIVER .....................................................11

23.    AUDIT RIGHTS ..................................................12



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24.    ASSIGNMENTS ...................................................12

25.    FORCE MAJEURE .................................................12

26.    NOTICES .......................................................12

27.    AMENDMENTS ....................................................12

28.    TOPICAL HEADINGS ..............................................12

EXHIBITS
       'A'     FARMOUT LEASES, FARMOUT WELLS AND OPTIONAL WELLS
       'B'     TAX PARTNERSHIP
       'C'     DRILLING AND GEOLOGICAL REQUIREMENTS
       'D'     INSURANCE PROVISIONS
       'E'     ORIGINAL AFES
       'F'     FORM ASSIGNMENT



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                                FARMOUT AGREEMENT


     THIS AGREEMENT is made and entered into DATED JUNE 9, 1998, by and between CHEVRON U.S.A. INC., a Pennsylvania corporation (hereinafter sometimes referred to as "Chevron"), KEWANEE INDUSTRIES, INC., a Pennsylvania corporation (hereinafter sometimes referred to as "Kewanee"), and ENERGY PARTNERS, LTD., a Delaware corporation (hereinafter sometimes referred to as "EPL").

                                   WITNESSETH

     WHEREAS, Chevron owns certain mineral rights and interests created by a certain oil and gas lease covering Main Pass Block 122, and Chevron, Kewanee and Mobil Oil Exploration & Producing Southeast Inc. ("Mobil") own certain mineral rights and interests created by a certain oil and gas lease covering Main Pass Block 133 (both being collectively referred to as the "Farmout Leases"), both being Offshore Louisiana and further described on the attached Exhibit `A'. Pursuant to said Farmout Leases, Chevron and Kewanee have the right to conduct operations including, but not limited to, the drilling, recompletion, reworking, reconditioning, sidetracking and completion (and associated downhole operations) of wells which are the subject of this Agreement (the "Farmout Wells"), and to own the production obtained from such wells; and

     WHEREAS, Chevron and EPL have entered into a Letter Agreement dated April 9, 1998 (the "Letter Agreement") pursuant to which EPL agreed to pay the costs, and physically manage the conduct of specific downhole well activities approved pursuant to the provisions of this Agreement (such activities being sometimes hereinafter referred to as "AFE Operations") in an effort to re-establish production from the above-referenced wells, with EPL recouping costs (as fully described herein); and

     WHEREAS, Chevron and EPL desire to execute this Agreement to supersede said Letter Agreement, and to include the detailed provisions necessary to realize the intents generally outlined in said Letter Agreement, as well as to allow Kewanee to ratify such intents;

     NOW, THEREFORE, in consideration of the mutual benefits and advantages accruing to the parties hereto, Chevron, Kewanee and EPL have agreed and do hereby agree, as follows:

1.   DEFINITIONS

     As used in this Agreement, the following words and terms shall be defined as follows:

     1.1.  FARMOUT LEASE(S)

           The oil and gas lease(s) governing operations in and on the Farmout Wells, being OCS-G 13964 (covering Main Pass Block 122) and OCS-G 1633 (covering Main Pass Block 133).

     1.2.  FARMOUT WELL(S)

           Each well (listed on Exhibit "A" attached) in which EPL has the obligation to conduct operations in accordance with the terms of this Agreement, with the intent of establishing production in Paying Quantities.

     1.3.  OPTIONAL WELL(S)

           Each well (listed on Exhibit "A" attached) in which EPL has the option to conduct operations in accordance with the terms of this Agreement, with the intent of establishing production in Paying Quantities. An AFE for an Optional Well must be approved by Chevron, Kewanee and EPL prior to conducting operations on said well.

     1.4.  AUTHORIZATION FOR EXPENDITURE (AFE)

           A written summary, approved by Chevron and Kewanee and in a format similar to that which is standard in the oil and gas industry, of a proposed AFE Operation to be performed by EPL in an effort to establish a well capable of producing in Paying Quantities. Said summary shall include, but not be limited to, the estimated cost associated with the conduct of such Operation and the method by which the Operation shall be conducted. An AFE under this Agreement can be an Original AFE, a Supplemental AFE or a Subsequent AFE. Each Original AFE for the Farmout Wells is attached hereto as Exhibit 'E', and shall be considered approved by Chevron, Kewanee and EPL for purposes of this Agreement.

     1.5.  ORIGINAL AFE

           An AFE covering the first AFE Operation on a Farmout Well pursuant to this Agreement.

     1.6.  SUPPLEMENTAL AFE

           An AFE which expands or changes the cost or scope in an Original AFE for a specific Farmout Well, which plan is commenced within thirty
           (30) days of the completion of operations under an Original AFE for the same well.



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     1.7.  SUBSEQUENT AFE

           Each AFE (other than an Original or Supplemental AFE) for a specific Farmout or Optional Well which is approved and implemented following the complete implementation of the Original AFE and any Supplemental AFE for such well.

     1.8.  AFE OPERATIONS

           All activities set forth on the attached Original AFEs, and on any other approved Original, Supplemental or Subsequent AFEs, which are conducted on the Farmout and/or Optional Wells. All AFE Operations must be approved by Chevron, Kewanee and EPL. AFE Operations shall not include plugging and abandonment of any Farmout Well, unless separately agreed to in writing by Chevron, Kewanee and EPL. AFE Operations shall include only those operations conducted under Original, Supplemental or Subsequent AFEs, whether conducted by Chevron or EPL (and if by Chevron, for cost purposes only as set forth on such Original AFEs).

     1.9   AFE EQUIPMENT

           All equipment (including but not limited to pipelines, flowlines, risers, structures, processing vessels and wellheads) and materials for AFE Operations in, on or in support of the Farmout Wells pursuant to this Agreement. The acquisition and installation (pursuant to an AFE) of all AFE Equipment must be approved by Chevron, Kewanee and EPL.

     1.10. EARNING WELL(S)

           The Farmout Well(s) that EPL or Chevron has caused to produce oil and/or gas in Paying Quantities, the production from which EPL shall recover costs paid by EPL to generate said production.

     1.11. PAYOUT AMOUNT

           The total aggregate amount of money to be recouped by EPL, from EPL's Net Proceeds Amount, for costs of AFE Operations conducted and AFE Equipment installed. Such aggregate amount shall be the total of the following:

           (a) one hundred twenty percent (120%) of the actual costs paid or incurred by EPL for AFE Operations performed and AFE Equipment in and on the Farmout Wells and Farmout Leases; plus

           (b) 120% of all actual costs incurred due to emergencies or force majeure occurrences; minus

           (c) any applicable "E&S Penalty" or "Additional Mechanical Costs", as more fully described in Article 6.3 below.

     1.12. NET PROCEEDS AMOUNT

           The amount by which EPL's share of "Gross Proceeds" (as defined below) exceed EPL's share of "Chargeable Expenditures" (as defined below) for any accounting month.

     1.13. GROSS PROCEEDS

           The total aggregate amount received by EPL from the sale of its working interest share of oil, gas, casinghead gas, associated hydrocarbon liquids and all other salable products obtained from or attributable to the Earning Well(s) prior to its recovery of the Payout Amount, less ordinary and reasonable expenses of marketing the product therefrom.

     1.14. CHARGEABLE EXPENDITURES

           As used herein, Chargeable Expenditures shall be EPL's share of (1) lease royalties that are applicable to its working interest in the Earning Well(s), (2) severance, production, excise and other non-income taxes attributable to its working interest in said production, and 3) its share of lease operating expenses associated with a Mobil non-consented interest, if any, acquired by EPL pursuant to Article 4.4 of this Agreement.

     1.15. PAYING QUANTITIES

           For the purpose of this Agreement, a Farmout Well shall be considered as being capable of producing in Paying Quantities (and therefore classified as an Earning Well) when production of oil, gas or both at the wellhead is producible in quantities sufficient to yield the oil/gas equivalent of 25 BOPD based on initial production well tests conducted for regulatory reporting purposes. The gas to oil conversion rate for this determination shall be 6 MCF for 1 barrel of oil. Notwithstanding anything to the contrary, no well shall be considered as producing in Paying Quantities if the produced water volume exceeds the produced oil volume or gas equivalent by a multiple higher than twenty to one, without the written approval of Chevron and Kewanee.



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2.   TERMINATION OF LETTER AGREEMENT

     Concurrent with the effective date of this Agreement, the Letter Agreement dated April 9, 1998 between Chevron and EPL shall be superseded by this Agreement. Any and all AFE Operations or issues associated with the Letter Agreement shall be governed by this Agreement, whether or not such AFE Operations or issues occurred prior to or after the execution date of this Agreement.

3.   RIGHTS AND ACCESS

     3.1. Chevron and Kewanee agree to designate EPL as operator of the Farmout Leases as to the Farmout Wells, and to make a good-faith effort to obtain such designations from Mobil. At such time as EPL becomes a operator qualified by the Minerals Management Service (MMS) to conduct all of the operations contemplated by this Agreement, Chevron and Kewanee hereby grant EPL the right of access to, entry upon and use of the Farmout Leases, the Farmout Wells, the Main Pass 133 'A' Platform and associated properties and facilities, when and as necessary for the purpose of conducting AFE Operations pursuant to this Agreement. Each party shall make a good-faith effort to conduct its operations in a manner as to not interfere with any other operations on or impacted by the Main Pass 133 'A' Platform.

     3.2. EPL shall have exclusive charge, control and supervision of its operations on the Farmout Wells, together with all obligations arising from its AFE Operations. Chevron and Kewanee retain the right to access EPL's operations conducted pursuant to this Agreement at all times, except as detrimental to EPL's operations.

     3.3. EPL's right to receive the Payout Amount shall terminate only upon the earlier of (i) EPL's receipt of such Payout Amount, or (ii) the expiration of all rights of EPL to conduct or propose operations in the Farmout Wells.

4.   FARMOUT WELLS

     4.1. This Agreement shall become effective upon the satisfaction of all of the following conditions (the "Effective Time"):

           (i) Execution of this Agreement and all executable exhibits by the parties;

           (ii) Receipt by EPL of Mobil's written release of EPL to EPL's reasonable satisfaction relating to operations by EPL pursuant to this Agreement;

           (iii) Receipt of all consents and agreements of both Mobil and Kewanee pursuant to their joint operating agreements with Chevron and any other related agreements; and

           (iv) The filing and effectiveness of the designations of EPL for operatorship of the Farmout Wells as contemplated by this Agreement.

           EPL shall assume control of the Farmout Well upon which operations are being conducted by Chevron at the Effective Time within seventy-two (72) hours (excluding weekends and force majeure) of the Effective Time. EPL shall finish AFE Operations on said Farmout Well in accordance with the applicable attached AFE. Failure to timely commence AFE Operations as described in this Article 4.1 shall terminate this Agreement in its entirety immediately.

     4.2. Chevron will provide EPL with all pertinent data and information (which it has the right to provide) relevant to said Farmout Well(s) on which AFE Operations are proposed, and which is necessary to assist EPL in the conduct of the AFE Operations required hereunder. All data and information shared by Chevron with EPL shall be subject to that certain Confidentiality Agreement between Chevron and EPL dated March 25, 1998.

     4.3. EPL must commence AFE Operations on the fourth (4th) Farmout Well within fifteen (15) days of completion of its AFE Operations on the prior well (subject to force majeure, and subject to any limitations necessary to obtain the consent or non-consent of Mobil). For the purpose of this Article 4.3, EPL shall have completed AFE Operations on a Farmout Well at such time as the well is completed through the christmas tree or at such time as the well is temporarily abandoned by EPL or turned over to Chevron and Kewanee in accordance with
           Article 4.6 herein. Failure to commence timely such AFE Operations, or failure to conduct same in accordance with the approved AFE without prior notice and approval of any significant, adverse deviation from such AFE by Chevron or Kewanee (except for emergencies or force majeure occurrences), shall terminate this Agreement as to all Farmout Wells in which operations have not been commenced prior to said termination.

     4.4. EPL shall conduct AFE Operations strictly as proposed in the AFE for each Farmout Well, with due diligence and in a workmanlike manner. EPL shall conduct such AFE Operations in a good


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           faith effort to produce oil and/or gas from each such well pursuant to the terms hereof. All contractors or subcontractors of EPL shall be taken from the Chevron approved contractors list. EPL shall be obligated for, and shall coordinate the provision of and the payment for, the cost of all AFE Equipment and services used in AFE Operations. Notwithstanding any provision to the contrary contained herein, it is agreed that in the event of an emergency situation, EPL shall use its best efforts to contact Chevron but shall have the right to utilize all services and procure all materials and equipment reasonably necessary in light of the circumstances, which costs shall be recouped by EPL pursuant to the payout provisions of this Agreement.

           Should Mobil non-consent (under the terms of the JOA) any AFE Operation conducted by EPL in any Farmout Well, EPL shall pay all costs of the AFE Operation by EPL associated with Mobil's non-consented interest as though the interest was farmed out by Chevron and Kewanee to EPL pursuant to this Agreement. EPL shall recoup a) 120% of such costs, and b) all of the amounts recoupable from Chevron's and Kewanee's interest as provided herein. However, Mobil's share of the cost of non-consent well operations shall be recouped only out of One Hundred Percent (100%) of Mobil's share of such production, less Mobil's share of lease operating expense and MMS royalties. It is the intention of the parties that should EPL's recovery of the Payout Amount occur prior to recoupment by EPL of the costs associated with Mobil's non-consented interest, EPL shall continue to receive its Net Proceeds Amount hereunder until full recoupment of the Mobil non-consent interest or until the well bearing the penalty is abandoned with no future utility by EPL. EPL shall not have the right to recoup its Mobil non-consent penalty from the Net Proceeds Interest until the Payout Amount is recouped, and then (individually or collectively) only from the well(s) non-consented by Mobil.

           If Mobil elects to participate, EPL may (at its option) cash call Mobil. If Mobil will not allow EPL to cash call Mobil's interest directly, then upon payment of the cash calls by Mobil to Chevron, Chevron will promptly forward such amount to EPL for credit against Mobil's share of costs incurred by EPL. EPL shall prepare Joint Interest Billings for the "Joint Account" (being Chevron, Mobil, Kewanee and EPL) for AFE Operations in compliance with the Joint Operating Agreement and Accounting Procedure currently governing the leases subject to this Agreement. EPL shall reconcile the cash calls attributable to Mobil's share against Joint Interest Billings for Mobil's share of any operations approved by Mobil. EPL shall forward copies of its Joint Interest Billings and cash call reconciliations directly to Mobil, and provide informational copies to Chevron. However, Chevron shall not be liable for any differences in such cash call/Joint Interest Billing Cost reconciliations. EPL shall also retain Joint Account records in accordance with the Joint Operating Agreement and Accounting Procedure currently governing the leases subject to this Agreement. Chevron, Kewanee, Mobil and EPL shall have the right to audit each other's Joint Account records in accordance with the previously referenced Accounting Procedure. EPL shall indemnify and hold harmless Chevron and Kewanee from and against any and all losses incurred as a result of accounting errors made by EPL with respect to the computation of Mobil's interest in the Farmout Wells.

           If at any time a Farmout Well fails to produce or ceases to produce in Paying Quantities prior to full recovery of the Payout Amount by EPL, that well shall cease to be considered part of this Agreement, and EPL's interest in each such well and associated Farmout Lease acreage will immediately be reassigned to Chevron and Kewanee (if any such assignment has previously been made), unless EPL proposes a new workover program acceptable to Chevron and Kewanee within ninety (90) days of last operations or production (whichever occurs later) on said well. Any other operations for that well (other than those approved under a Subsequent AFE) not allowed under this Agreement shall require new and separate negotiations unless added to the scope of this Agreement by the mutual consent of all parties.

     4.5. No AFE Operations shall be conducted in a Farmout Well without Chevron's and Kewanee's express consent. Chevron and Kewanee shall not unreasonably withhold consent to EPL's rework of a Farmout Well during such time as EPL is recouping the Payout Amount. The expenditure for such rework which has been approved by Chevron and Kewanee through an AFE shall be added to the Payout Amount to be recouped by EPL as provided in Article 6 below.

           Either Chevron or Kewanee shall have the sole discretion to suspend the AFE Operations upon reasonable notice to EPL, as Chevron or Kewanee deem reasonably necessary and prudent for safe operations, or for the economical or successful completion or temporary abandonment of any of said Farmout Wells, provided EPL shall receive the Payout Amount for work completed. Any AFE Operation may be modified by Chevron and Kewanee pursuant to a Supplemental AFE prepared by EPL, which shall require the approval of EPL only if the change in scope creates costs and risks to EPL in excess of those approved under the Original AFE Operation. If EPL does not approve a proposed Supplemental AFE requested by Chevron or Kewanee, Chevron and/or Kewanee shall have the right to conduct said operations at its/their sole cost, risk and expense, and in compliance with all laws, rules and regulations bearing thereon, with the

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


           right to utilize the contracts, materials and equipment (to the extent possible) in place at the time that the approved AFE Operations were completed, and with the right to utilize the drilling services contracted by EPL at the time of Chevron's and/or Kewanee's takeover on a day-rate basis consistent with those rates charged hereunder. In such case, EPL shall pay for all costs it incurs to conduct the AFE Operation, and Chevron and/or Kewanee shall pay and be responsible for (outside the terms of this Agreement) all additional operations which Chevron conducts that EPL does not approve. The Net Proceeds Amount payable to EPL from any Earning Well completed by Chevron pursuant to AFE Operations not approved by EPL shall be suspended, as to such Earning Well, until such time as Chevron has recovered 100% of its costs associated with said operations. Additionally, EPL may propose modifications to the AFE Operations, which if approved by Chevron shall be set forth in a Supplemental AFE executed by the parties.

     4.6. If a Farmout Well is incapable of producing in Paying Quantities after AFE Operations have been conducted by EPL, or if EPL chooses, at its sole discretion, not to complete or recomplete the well, said Farmout Well shall be dropped from this Agreement (subject to the option to commence additional AFE Operations as provided in Paragraph 4 of Article 4.4 above). Chevron and Kewanee shall have forty-eight
           (48) hours of rig standby time at EPL's cost (and subject to recovery as part of the Payout Amount), plus whatever amount of rig standby time they wish to utilize at Chevron's and Kewanee's cost, after receiving notice from EPL of its intent to temporarily abandon the well in which to inform EPL as to whether Chevron and Kewanee wish to take over the well and associated rig, or allow EPL to proceed with its temporary abandonment efforts. If Chevron and Kewanee take over the well, EPL shall release the rig to Chevron and Kewanee and shall have no further responsibility or liability for the rig costs upon the retransfer of operating rights to Chevron and Kewanee, and the well shall be owned by Chevron and Kewanee. In addition, Chevron and Kewanee shall have sole responsibility and liability for the well operations thereafter, including the plugging and permanent abandonment of said wells. EPL shall bear no obligation for the plugging and abandonment of said well (nor any other well) subject to this Agreement.

     4.7 EPL agrees to pay all charges that are incurred by AFE Operations (listed on the attached Exhibit 'E') within twenty (20) days of EPL's receipt of a final invoice in its name.

     4.8 Chevron and Kewanee hereby waive any preferential right they may have as to the interest being transferred to and assigned to EPL.

5.   OPTIONAL WELLS

     5.1. One or both of the wells identified on Exhibit 'A' as an "Optional Well" are wells which may be designated as "Farmout Wells" by mutual agreement of the parties hereto, and AFE Operations on such wells shall be governed by the provisions of Article 3 above.

     5.2. All of the terms and conditions which apply to each Farmout Well operated by EPL hereunder shall also apply to each Optional Well.

6.   EARNING

     6.1. As a result of the successful completion of the OCS-G 1633 #A-6 and OCS-G 1633 #A-10/A-10 S/T as Earning Wells and upon the successful completion of the other Farmout Wells or Optional Wells, EPL shall be assigned of 75% of Chevron's and Kewanee's operating rights and working interest in the 1/4 1/4 1/4 square of Farmout Lease acreage in each respective completion in said Earning Well is located (the "Earned Acreage"), together with the right to recover the Payout Amount from production generated by all Earning Wells. Each such assignment shall include rights from the surface to the base of the deepest producing interval, plus one hundred feet (100'), in the Earned Acreage for each Earning Well. Said assignment shall be effective, as to each Earning Well, as of the date of initial AFE Operations by EPL on said well, or date of initial production from said well, whichever occurs first. EPL shall recoup the Payout Amount from all Earning Wells (rather than recouping the Payout Amount on a well-by-well basis). As such, EPL shall receive the Net Proceeds Amount from its working interest share of production from all Earning Wells, until such time as EPL has fully recouped the Payout Amount associated with all AFE Operations and AFE Equipment paid for by EPL hereunder. During the time EPL is recouping the Payout Amount, Chevron and Kewanee shall retain 25% of their working interest in the Earning Wells and the Earned Acreage, and shall also be responsible for all of EPL's costs (other than Chargeable Expenses) associated with EPL's operating rights and working interest in the Earning Wells, including operating expenses.

     6.2. In the event recoupment of the Payout Amount occurs within six months of the date of the completion of all operations conducted on the Farmout Wells pursuant to this Agreement, the one hundred twenty percent (120%) risk premium specified in Article 1.10. shall be reduced to one hundred eighteen percent (118%). If EPL has not recouped the Payout Amount from production resulting from the Earning Wells after one (1) year of the date of the completion of all EPL operations conducted on the Farmout Wells, the Payout Amount as of the conclusion of the twelfth month, and every month thereafter, shall be increased by one point five percent (1.5%) per month until payout from production from the Earning Wells is achieved (i.e. if the Payout



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           Amount at the end of the twelfth month is $1,000,000, the payout amount shall be increase to $1,015,000 on the first day of thirteenth [13th] month).

           The approved sums expended by EPL pursuant to this Agreement shall be recovered solely from the Earning Wells. Recovery from Net Proceeds, as defined in Article 1.11, for sums expended by EPL pursuant to obligations under this contract IS NOT GUARANTEED. Except for all indemnity obligations hereunder, Chevron and Kewanee shall have no obligation to reimburse EPL for any portion of the Payout Amount not reimbursed by the Net Proceeds. Chevron and Kewanee shall bear all lease operating expenses attributable to the interests earned by EPL pursuant to this Agreement.

     6.3. EPL's Payout Amount shall be reduced by an "E&S Penalty" upon the occurrence of an "E&S Event" caused by EPL'S operations conducted pursuant to this Agreement. An "E&S Event" is defined as any OSHA recordable accident, oil spill, material incident of non-compliance with law or regulation or any material permit non-compliance by EPL during its work on the Farmout Wells. The "E&S Penalty" shall be a One Percent (1%) reduction of the Payout Amount of the well in which such "E&S Event" occurs [up to a maximum of Two Percent (2%) per Farmout Well], for each E&S Event occurring during its conduct of AFE Operations. No operations conducted on the Farmout Wells by parties other than EPL, its agents and contractors shall be considered E&S Events as defined herein.

           The Payout Amount shall also be reduced as the result of "Additional Mechanical Costs" incurred by EPL during the course of operations conducted by EPL pursuant to the Farmout Agreement. "Additional Mechanical Costs" are defined as that percentage of the actual costs incurred and/or paid by EPL for AFE Operations performed and AFE Equipment installed by EPL in and on a Farmout Well which are in excess of the amounts of the approved AFEs for said AFE Operation and said AFE Equipment. The reduction of the Payout Amount associated with Additional Mechanical Costs shall be calculated as follows:

           (a) For Additional Mechanical Costs of Five Percent (5%) to Fourteen Point Nine Percent (14.9%), the Payout Amount on the particular Farmout Well shall be reduced by One Percent (1%);

           (b) For Additional Mechanical Costs of Fourteen Point Nine Percent (14.9%) to Twenty-Four Point Nine Percent (24.9%), the Payout Amount on the particular Farmout Well shall be reduced by Two Percent (2%);

           (c) For Additional Mechanical Costs in excess of Twenty-Five Percent (25%), the Payout Amount on the particular Farmout Well shall be reduced by Three Percent (3%);

           provided, however, that in no event shall the cumulative reduction per Farmout Well from the Payout Amount for Additional Mechanical Costs alone exceed Three Percent (3%); and further provided that in no event shall the cumulative reductions from the Payout Amount for E&S Risk plus Additional Mechanical Costs combined exceed Five Percent (5%) for the combination of all Farmout Wells in the program. Additionally, if at such time as EPL has recovered the Payout Amount, the cumulative actual costs for the entire program are less than the cumulative costs listed on the AFEs for the entire program, then any portion of the difference which represents a deduction from the Payout Amount for Additional Mechanical Costs shall be reimbursed to EPL.

     6.4. Upon the full remittance of the adjusted Payout Amount to EPL, EPL's Net Proceeds Amount shall automatically re-invest in Chevron and Kewanee, and EPL agrees to execute any and all documents Chevron and Kewanee require to effectuate a reassignment of any interest in the Earning Wells and the Farmout Leases earned by EPL hereunder to Chevron and Kewanee.

     6.5. At such time as EPL has recovered the Payout Amount, EPL's seventy-five percent (75%) working interest in the Earning Well(s) shall be reduced to a one percent (1%) working interest, and Chevron's and Kewanee's working interest in each said well shall automatically be converted into a ninety-nine percent (99%) working interest therein. In addition, Chevron and Kewanee shall own 100% interest in all equipment, facilities, pipelines, and other property paid for by EPL and reimbursed as part of the Payout Amount. EPL shall bear no cost or expense of any nature in regards to its working interest ownership in the Farmout Wells, and Chevron and Kewanee shall bear such costs and indemnify EPL for all such costs and expenses, including attorney's fees.

           EPL shall then ratify the appropriate operating agreement bearing on such well(s), and its one percent (1%) working interest shall be represented by Chevron and Kewanee as to any voting issues. However, EPL shall have the right to non-consent any AFE proposal made by Chevron and Kewanee or Mobil after recovering the Payout Amount by assigning all of EPL's interest in the Earning Well subject to the AFE to Chevron and Kewanee (subject to Chevron's and

           Kewanee's right to reject said offer). EPL shall bear no cost of plugging and permanent abandonment of said wells and areas.

     6.6. Upon receipt of a written request by EPL, Chevron and Kewanee shall execute and record an assignment of the rights and interests earned by EPL, subject to the right of re-assignment to Chevron and Kewanee as described herein. Prior to EPL's recovery of the Payout Amount, any assignment earned under this Agreement shall contain a provision that the interest vested in EPL as to each Earning Well individually thereby shall automatically terminate and re-vest in Chevron and Kewanee or their successors or assigns when EPL abandons production from or AFE Operations on the applicable well. Such assignment provision shall provide such automatic termination upon cessation of production in Paying Quantities from the applicable well for a period of ninety (90) consecutive days after receipt of notice from Chevron that the well is no longer producing in Paying Quantities, and EPL does not propose a new workover program acceptable to Chevron and Kewanee within ninety (90) days (or shorter, if necessary to maintain a Farmout Lease by its lease obligations) after notice is received by EPL from Chevron that the well is no longer producing in Paying Quantities. If and when necessary and upon receipt of a written request, EPL agrees to execute an appropriate assignment to evidence such revestiture. Said reassignment shall be made without cost or expense to Chevron and Kewanee or their successors or assigns, and shall be free and clear of any liens, encumbrances or carved-out interests whatsoever (including, but not limited to, any overriding royalty or production payment) created by EPL.

           In addition, at the end of the life of production pursuant to this Agreement, if the Payout Amount has not yet been recovered by EPL, Chevron and Kewanee or their successors or assigns shall have the option to receive an assignment of all leasehold equipment on the reassigned premises added pursuant to this Agreement, and Chevron and Kewanee shall pay EPL the net salvage value thereof, not to exceed the remaining balance of the Payout Amount as of that date.

     6.7. Chevron and Kewanee shall hold the continuing right and option, at their sole election, to purchase at any time after EPL's conversion to a 1% working interest, all of EPL's right, title and interest earned hereunder, including but not limited to working interest in the Farmout Leases and production from any and all Earning Wells, for a total of $1.00.

     6.8. Chevron and Kewanee represent that their working interests and net revenue interests in the Farmout Leases are as set forth in Exhibit 'A', and that their are no liens or encumbrances affecting said interests.

7.   OPERATIONS AFTER EARNING WELL COMPLETION

     7.1. It is understood that upon completion of any Earning Well and the hooking up of such well for production as delineated in its AFE for the well, EPL shall turn over the well operations to Chevron. Chevron shall thereafter operate the well and take such immediate actions as are necessary to insure that the said well is placed on production within a reasonable period of time after the well is so turned over to Chevron by EPL.

     7.2. Upon assuming operational control of any Earning Well, Chevron shall be designated operator of the well. Chevron shall conduct all operations and produce the well in a good and workmanlike manner as a prudent operator, and shall comply with all applicable federal, state and local laws, rules and regulations. However, notwithstanding Chevron's designation as operator of an Earning Well, it is understood and agreed that prior to EPL's recovery of the Payout Amount, Chevron shall obtain EPL's consent before conducting any downhole work other than routine paraffin cutting and Chevron shall also, prior to EPL's recovery of the Payout Amount, consult with EPL concerning flow rates, choke sizes, gas lift design and other production practices on and for each Earning Well. Notwithstanding anything to the contrary herein, Chevron shall not be required to conduct any operation or continue operations under conditions it determines, as a reasonably prudent operator, would create a risk to human safety or the environment, nor shall EPL be released from any obligation for operations conducted by Chevron in an emergency situation.

     7.3. Prior to EPL's recovery of the Payout Amount, if EPL wishes to perform any Operation in a Farmout Well, EPL may give the other party written notice of the proposed Operation. The aforesaid written notice shall specify the work to be performed, the location, the depth within the Farmout Well, objective formation and the estimated cost of the Operation. Chevron and Kewanee shall have thirty (30) days after receipt of such notice within which to respond. If a rig is on location, notice of such a proposal may be given by telephone and the response period shall be limited to twenty-four (24) hours. This limited notice shall not apply to a well whose rig is not being moved immediately from an Operation in another Farmout Well. No proposed operation shall be conducted without Chevron's, Kewanee's and EPL's express consent; however, consent shall not be unreasonably withheld to rework a Farmout Well. The expenditure for such rework which has been approved by Chevron and Kewanee through an AFE shall be added to the Payout Amount to be recouped by EPL as provided in Article 6 above.

     7.4. It is understood and agreed that, prior to EPL's recovery of the Payout Amount, no well in which EPL has earned an interest hereunder may have any non-emergency work performed upon it that could adversely affect production from the then producing sand, unless EPL consents to same in writing.

8.   PURCHASE AND SALE OF OIL AND GAS

     8.1. Chevron, Kewanee and EPL shall each have the right to take in kind and control the transportation, processing, and sale of its working interest share of all oil, gas and associated liquid hydrocarbons produced from the Earning Well(s) pursuant to this Agreement. When EPL sells a product for its own account (including Mobil's non-consent share of production, if any), EPL shall be responsible for providing Chevron with the Gross Proceeds and Chargeable Expenses information described in Article 9 below in order for Chevron to calculate the Payout Amount on a monthly basis. EPL shall also be responsible for paying any royalties and severance, production excise and other non-income taxes attributable to its working interest share of production to the appropriate governmental agency or party.

     8.2. If EPL elects not to market its share of production (including Mobil's non-consent share of production, if any) during any period that this Agreement is in effect, Chevron shall market EPL's production on a monthly basis under the terms received by Chevron for its share of production from the Earning Wells, less any reasonable and mutually agreed upon costs incurred by Chevron to market such production. In no case will EPL's oil production receive less than Chevron's posting for crude oil of like grade and gravity for production from the Main Pass 133 'A' Platform (before the mutually agreed upon deduction for Chevron's marketing costs). Additionally, EPL's gas production will be pegged to a mutually agreed upon index price (before the mutually agreed upon deduction for Chevron's marketing costs).

          Chevron shall not have the obligation to market EPL's production if such marketing would cause material detriment to Chevron. In no case will Chevron commit EPL's production to sales for a period greater than thirty-one (31) days without the prior written consent of EPL.

          When Chevron markets EPL's production (and Mobil's non-consent share of production, if any) and receives the proceeds thereof, Chevron shall pay the Net Profit Interest payments, less royalties to EPL within fifteen (15) days after payment of MMS royalties on such monthly production is due. Chevron shall pay the lease royalties associated with said production. Additionally, if production is associated with a Mobil non-consent share, lease operating expenses attributed to that production will be deducted.

          Chevron and Kewanee agree that should any of EPL's portion of the gas stream from the Farmout Wells be captured by Mobil due to an imbalance situation between Mobil, Chevron and Kewanee, Chevron will reimburse EPL the equivalent value of the gas not available for sale to EPL's account. Additionally, should there be a difference between EPL's deliveries and entitlements, Chevron and EPL will cash out the difference every month.

9.   PAYOUT ACCOUNT

     9.1. For purposes of this Agreement, there is to be created an account to be called the "Chevron/Kewanee/EPL Payout Account", pursuant to which Gross Proceeds and Chargeable Expenditures are to be credited and debited on a monthly basis and applied toward the Payout Amount to be recouped by EPL, to determine the status of said account. Chevron shall maintain the aforesaid account and shall provide monthly statements as further provided for herein.

          9.1.1. Information used to calculate the Net Proceeds Amount on production obtained from or allocated to Earning Wells shall be provided by EPL to Chevron (at the address shown in Article 9.1.3 below) within 30 days of EPL's receipt of such information, and credited by Chevron to the Chevron/Kewanee/EPL Payout Account not later than thirty
                    (30) days following EPL's receipt of the Net Proceeds Amount information by Chevron from EPL. The Net Proceeds information provided by EPL shall include a monthly statement by well which itemizes EPL's share of production by product (such as oil, gas and products) and shows the EPL volumes and Gross Proceeds Amounts and Chargeable Expenditures (as defined herein) used to calculate the Net Proceeds Amount.

          9.1.2. If Chargeable Expenditures in any one month exceed the Gross Proceeds in the same month, resulting in a net loss, such net loss shall be applied against the Payout Amount.

          9.1.3. EPL shall provide itemized statements of actual drilling, sidetracking, reworking or recompleting costs within ninety
                    (90) days following the completion of any such operation to Chevron U.S.A. Inc. at P. O. Box J, Concord, CA 94524,
                    Attention: Joint Interest Accounting -- Net Profits and Payouts. In the event this information is not provided within the above time frame, Chevron shall be authorized to withhold payment of any Net Profit Payments to EPL until such information is provided. Such costs shall be in accordance with the provisions of the 1986 Offshore COPAS as recommended by the Council of Petroleum Accountants Societies.

     9.2. Monthly, after the establishment of the Payout Account referenced in
          Article 8.1 above, Chevron shall provide EPL a report setting forth the full details and status of the Chevron/Kewanee/EPL Payout
          Account. The report shall include all information necessary for EPL to properly monitor the account, including, but not limited to, the following:

          (a) A monthly statement itemizing the Gross Proceed volumes and dollars, less itemized Chargeable Expenditures used to arrive at the Net Proceeds Amount received by EPL for the month.

          (b) A summary statement reflecting the beginning balance in the Payout Account, Net Proceeds for the month, and the ending Payout Account balance for the said month.

     9.3. EPL acknowledges and agrees that production from individual wells in the Main Pass 133 Field is not continuously measured and, as a result, agrees that the percentage of total production allocated to an Earning Well shall be determined based upon metering or well tests pursuant to approved commingling authorizations from the MMS and other applicable rules and regulations of the Federal Government.

     9.4. If EPL earns a Net Proceeds Amount in more than one well, the calculations of Gross Proceeds and Chargeable Expenditures shall be combined so that the Net Proceeds Amount is calculated on an aggregate basis as to all wells in which EPL has earned. In addition, it is understood and agreed that all actual costs for Earning Wells, plus the actual costs for the unsuccessful Farmout Wells, shall be aggregated for the purposes of calculating the Payout Amount to be paid to EPL out of Net Proceeds Amount from the Earning Wells. (For example, should EPL drill or rework two wells in attempting to earn a Net Proceeds Amount in an Earning Well and should one be temporarily plugged and abandoned while the other is completed as a well capable of producing in Paying Quantities as defined herein, then the Payout Amount for the successful Earning Well and the actual costs for the unsuccessful Farmout Well shall be used to calculate the Payout Amount to be recovered under Article 5 by EPL out of the Net Proceeds Amount from the Earning Well or Wells.)

10.  DRILLING AND GEOLOGICAL REQUIREMENTS

     EPL shall comply with the requirements of Exhibit "C", attached hereto and made a part hereof for all purposes, and at EPL's sole cost and expense, shall furnish Chevron and Kewanee (via one set of information to Chevron) the material therein specified for all AFE Operations on the Farmout Leases. Chevron and Kewanee shall be entitled to receive all such materials pertaining to any well(s) reworked or recompleted on the Farmout Leases while this Agreement and any lease rights earned hereunder continue in force and effect. Failure to materially comply with Exhibit "C" requirements shall suspend EPL's earning rights hereunder until satisfied.

11.  REPORTS AND STATEMENTS

     11.1. NOTICE OF COMMENCEMENT

           Prior to moving any drilling equipment onto a farmout lease, EPL shall give a 36-hour notice to:

                          Chevron U.S.A. Production Company
                          935 Gravier Street
                          New Orleans, LA 70112
                          Attention:  MP 133 Field Geologist
                          Phone: (504) 592-6037
                          Fax: (504) 592-6525

     11.2. INVENTORY OF MATERIAL AND EQUIPMENT

           Upon receipt of each transfer of interest in an Earning Well pursuant to this Agreement, EPL shall furnish Chevron an inventory of the AFE Equipment in and on the well which EPL has installed and an itemized statement of the costs of sidetracking, reworking, recompleting, drilling, testing, completing and equipping such well for production.

           One (1) copy of the said EPL inventory shall be forwarded to the following address:

                          Chevron U.S.A. Production Company
                          935 Gravier Street
                          New Orleans, LA 70112
                          Attention: MP 133 Field Geologist
                          Phone:  (504) 592-6037
                          Fax: (504) 592-6525

12.  TAX MATTERS

     As to all operations hereunder, the parties hereto shall be subject to and shall comply and abide with the tax election provisions set out in Exhibit "B" attached hereto and made a part hereof for all purposes.

13.  COMPLIANCE

     All AFE Operations by EPL pursuant to this Agreement shall be conducted in accordance with all the terms, provisions and conditions of the farmout lease and in compliance with all applicable laws, rules and regulations of State and Federal governments, or any agency thereof. Without limiting the generality of the foregoing, EPL shall comply with all provisions of the Immigration Reform and Control Act of 1986 and EPL hereby certifies (to the best of its knowledge) that none of its employees or employees of its contractors who provide services pursuant to this Agreement are unauthorized aliens as defined in said Act.

14.  INSURANCE

     14.1. PROVISION OF CERTIFICATE

           EPL shall commence no AFE Operations hereunder before Chevron and Kewanee receive from EPL's insurer and approves a "Certificate of Insurance", the requirements of which are more fully described on the attached Exhibit 'D', and which shall describe the type, policy, limits, deductibles, and period of coverage of and state the party insured by EPL's insurance. Such policies shall name Chevron and Kewanee as additional assureds and waive subrogation against Chevron and Kewanee.

     14.2. SPECIFIC INSURANCE OF FARMOUT RISKS

           EPL agrees to require its insurer to insert a provision in any policy included in the Certificate of Insurance specified in Article 14.1 to cover all of the obligations as set forth as Exhibit 'D'.

15.  INDEMNITY

     15.1. Except as set forth elsewhere in this Agreement, EPL agrees to defend, protect, indemnify, and hold Chevron and Kewanee harmless from all obligations, debts, charges, claims, damages, expenses, fines and causes of action (collectively, "Claims") arising directly or indirectly from EPL's or EPL's subcontractors' AFE Operations under this Agreement, whether or not such Claims are caused wholly or partly by negligence attributed to Chevron and Kewanee, their employees, or agents, except to the extent such Claims arise or are caused by Chevron's and Kewanee's gross negligence or willful misconduct. Chevron shall have the right, as operator of the lease, to recover any such Claims on behalf of the interests of Mobil and Kewanee, being non-operators of the lease. In no event shall EPL be liable or obligated to nor shall EPL indemnify any party for consequential, punitive, loss of profit or production, loss of reservoir or any other such indirect damages.

     15.2. Chevron and Kewanee agree to defend, protect, indemnify, and hold EPL harmless from all Claims to the extent that they arise directly or indirectly from Chevron or Kewanee's gross negligence or willful misconduct during EPL's operations under this Agreement, whether or not such Claims are caused partly by negligence or strict liability attributed to EPL, its subcontractors, their employees, or agents.

     15.3. Chevron and Kewanee agree to defend, protect, indemnify, and hold EPL harmless from all Claims to the extent that they are caused by pre-existing defective conditions at the Farmout Wells or their pertinent platforms or facilities whether or not such Claims are caused partly by negligence or strict liability attributed to EPL, its subcontractors, their employees, or agents.

     15.4. Chevron and Kewanee agree to defend, protect, indemnify, and hold EPL harmless from all Claims to the extent that they are caused by tax liability of Chevron or Kewanee, and all Claims in connection with any liens, encumbrances, rights, levies or any defects in title whatsoever regarding the Farmout Wells (other than those arising from EPL's operations hereunder), whether or not such Claims are caused partly by negligence or strict liability attributed to EPL, its subcontractors, their employees, or agents.

     15.5. Chevron and Kewanee agree to defend protect, indemnify, and hold EPL harmless from all Claims to the extent that they are caused by actions or omissions of Chevron, its contractors, agents or its invitees which arise or occur prior to or after EPL's operations at the Farmout Wells, whether or not such Claims are caused partly by negligence or strict liability attributed to EPL, its subcontractors, their employees, or agents.

     15.6. Chevron and Kewanee agree to defend protect, indemnify, and hold EPL harmless from all Claims to the extent that they pertain to the assignment of leasehold interests to EPL pursuant to this Agreement, including but not limited to plugging and abandonment obligations, lease operating expenses (other than those attributable to Mobil's share as set forth in section 4.4 hereof), tax liabilities, third party liabilities, MMS liabilities, or Claims brought by any other governmental entity or regulatory agency or department, whether or not such Claims are caused partly by negligence or strict liability attributed to EPL, its subcontractors, their employees, or agents.

16.  PRIOR OBLIGATIONS MAINTAINED

     The termination of this Agreement, or the retransfer of interests to Chevron and Kewanee, in whole or in part, for any reason whatsoever, shall not relieve Chevron, Kewanee or EPL of any obligation to each other theretofore incurred or which may subsequently occur as a result of its acceptance of this Agreement, any AFE Operations hereunder, or the noncompliance with any of the provisions of this Agreement.

17.  NO LIENS OR ENCUMBRANCES

     EPL agrees to use its best efforts to maintain the Farmout Leases, the lease premises, the Farmout Wells, and all equipment used in connection with its APE Operations hereunder free of debts, charges, liens, or other encumbrances, except as to any interest committed to Energy Income Fund, L.P. ("EIF") pursuant to Article 25 below. EPL agrees to bond out any third party lien arising from operations it conducts or causes to be conducted pursuant hereto.

18.  NO PLEDGES

     This Agreement nor any interest earned hereunder shall not be subject to mortgage, pledge, or hypothecation by EPL in any manner whatsoever, except as to any interest committed to EIF pursuant to Article 25 below.

19.  PAYMENT OF DEBTS, CHARGES

     EPL agrees to pay or satisfy all accounts payable and charges incurred in its APE Operations hereunder within an industry standard number of days after such become due and payable, or EPL shall make known to Chevron and Kewanee why such debt or charge is in dispute. The provisions of this
     Article 19 shall not apply to any amounts cash called against Mobil that are not remitted to EPL or Chevron in a timely manner.

20.  BREACH

     Anything to the contrary notwithstanding, in the event that EPL should, in the reasonable opinion of Chevron and Kewanee, be considered to be in breach or default of any of the express, material provisions of this Agreement, other than EPL's obligation to timely commence AFE Operations on any well or wells provided for under this Agreement, then Chevron shall notify EPL of such breach or default in writing, setting out specifically in what respects EPL has not complied with the terms of the Agreement. EPL shall then have thirty (30) days after receipt of such notice within which time to meet or comply with the terms of the Agreement. Failure by EPL to remedy or correct such breach or to fulfill such obligation within the time period prescribed hereinabove will constitute default under this Agreement and Chevron and Kewanee, at their election, may terminate this Agreement in whole or in part, except as to those portions of the Farmout Area previously assigned or earned by EPL; provided, however, that the failure by Chevron and Kewanee to exercise at any time or from time to time, such right of termination shall not effect a waiver of any breach of Chevron's and Kewanee's right to subsequently terminate this Agreement in the manner described hereinabove.

21.  OTHER RIGHTS, REMEDIES RESERVED

     No provision contained herein providing for the termination of this Agreement or termination of any transfer of interest executed pursuant hereto shall be construed as precluding, nor shall it preclude, Chevron, Kewanee and EPL from asserting their respective rights to specific performance, damages, or any other rights or remedies to which they may be entitled.

22.  NO WAIVER

     Chevron's, Kewanee's or EPL's failure to enforce any of the provisions of this Agreement shall not effect a waiver of any violation thereof nor preclude enforcement of that or any other provisions hereof at that or any other time.

23.  AUDIT RIGHTS

     Upon written notice to another party, each party may audit the accounts and records of another party related to operations conducted under the terms of this Agreement for any calendar year, within the twenty-four month (24) period following the end of such calendar year. Where there are two or more parties, the non-operating parties shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the party being audited. The party being audited shall not bear a portion of the non-operating parties' audit costs incurred. The audit of a party's accounts and records shall not be conducted more than once each year without the prior approval of the party being audited and shall be made at the expense of the party conducting such audit. The lead audit company's audit report shall be issued within one hundred eighty
     (180) days after completion of the audit field work; provided, however, the one hundred eighty (180) day time period shall not extend the twenty-four
     (24) month requirement for taking specific detailed exception. All exceptions shall be supported with sufficient documentation Failure to issue the report within the prescribed time or to take specific written exception within the twenty-four (24) month period will preclude the parties from taking written exception to any accounting transaction within the time frame audited.

24.  ASSIGNMENTS

     It is agreed that EPL shall not transfer, assign or sublease, either in whole or in part, its interest in this Agreement or the Farmout Area without the written consent of Chevron and Kewanee; notwithstanding this provision, Chevron and Kewanee hereby agree to any assignment of rights earned by EPL hereunder EIF or EIF's successor financial institution or entity. Any further assignment by EIR shall require Chevron's and Kewanee's consent, which consent shall not be unreasonably withheld.

25.  FORCE MAJEURE

     In the event that EPL is rendered unable, wholly or in part, by a force majeure (as hereinafter defined) to carry out its obligations under this Agreement, other than the obligations to make money payments, EPL shall give Chevron and Kewanee prompt written notice of the force majeure with reasonably full particulars concerning the situation; thereupon the obligations of EPL, insofar as they are affected by the force majeure shall be suspended during the continuance of all of the force majeure, but not thereafter. EPL shall use all possible diligence to remove the force majeure as quickly as possible. For the purposes of this Agreement, the term force majeure shall mean lightening, fire, storm, flood, or explosion, the inability or unavoidable delay in obtaining governmental permits or authorizations for the drilling or other operations to be conducted hereunder, and any other governmental action, governmental delay, restraint or inaction, or the unavailability of equipment.

26.  NOTICES

     Except as otherwise herein provided, any notice required hereunder shall be addressed to the parties hereto as follows:

                 Chevron U.S.A. Inc.
                 935 Gravier Street
                 New Orleans, LA 70112
                 Attention: Harvest Asset Team Landman
                 Telephone:  504-592-7570
                 Telecopy:    504-592-6750

                 Kewanee Industries, Inc.
                 935 Gravier Street
                 New Orleans, LA 70112
                 Attention: Land Manager
                 Telephone:   504-592-7570
                 Telecopy:   504-592-6750

                 Energy Partners, Ltd.
                 1100 Poydras Street, Suite 1850
                 New Orleans, LA 70112
                 Attention:  Mr. James E. Orth
                 Telephone:  504-569-1877
                 Telecopy:    504-569-1874

27.  AMENDMENTS

     This Agreement shall not be modified or amended except by mutual agreement of the parties in writing, and no action or failure to act on the part of any party hereto shall be construed as a modification or amendment to, or a waiver of, any of the provisions of this Agreement.

28.  TOPICAL HEADINGS

     The topical headings used herein are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular section.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.


                                   FARMOUTOR:

                                   CHEVRON U.S.A. INC.


/s/ ROGER WORRELL                  By /s/ M. C. SMITH
-------------------------            ----------------------------------
/s/ Witness                    Title Assistant Secretary
-------------------------               -------------------------------


                                   FARMOUTOR:

                                   KEWANEE INDUSTRIES, INC.

/s/ ROGER WORRELL                  By /s/ GORDON R. CAIN
-------------------------            ----------------------------------
/s/ Witness                    Title Assistant Secretary
-------------------------               -------------------------------


                                   FARMOUTEE:

                                   ENERGY PARTNERS, LTD.

/s/ CLINTON W. COLDREN             By /s/ RICHARD A. BACHMANN
-------------------------            ----------------------------------
/s/ JEAN M. STALLARO               Title President
-------------------------               -------------------------------